Exhibit 10.2
The security represented by this certificate was originally issued on June 6, 2006, and has not been registered under the Securities Act of 1933, as amended. The transfer of such security is subject to the conditions specified herein, and the Company reserves the right to refuse the transfer of such security until such conditions have been fulfilled with respect to such transfer. Upon written request, a copy of such conditions shall be furnished by the Company to the holder hereof without charge.
AETHER HOLDINGS, INC.
STOCK PURCHASE WARRANT

Date of Issuance: June 6, 2006	Certificate No. W-00000172
          FOR VALUE RECEIVED, Aether Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to Robert D’Loren or his registered assigns (the “Registered Holder”) the right to purchase from the Company 125,000 shares of the Company’s Common Stock at a price per share of $4.10 (as adjusted from time to time in accordance herewith, the “Exercise Price”). Certain capitalized terms used herein are defined in Section 7 hereof. The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.
          The shares of Common Stock for which this Warrant is exercisable are entitled to certain registration rights under the Registration Rights Agreement of even date herewith by and among the Company, the Registered Holder and certain other stockholders of the Company.
          This Warrant is subject to the following provisions:
          Section 1. Exercise or Exchange of Warrant.
          1A. Exercise Period. The Registered Holder may exercise, in whole or in part the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including June 6, 2016 upon the occurrence of one or more of the Exercise Events described in Section 5 below (the “Exercise Period”), unless the rights hereunder are terminated at an earlier time as provided in Section 6 below.
          1B. Exercise or Exchange of Procedure.
          (i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

     (a) a completed Exercise Agreement, as described in paragraph 1C below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);
     (b) this Warrant or an affidavit of loss;
     (c) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 9 hereof; and
     (d) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the “Aggregate Exercise Price”).
          (ii) As an alternative to the exercise of this Warrant as provided in paragraph 1B(i)(d) above, the holder of this Warrant may exchange all or part of the purchase rights represented by this Warrant by surrendering this Warrant to the Company, together with a written notice to the Company that the holder thereof is exchanging the Warrant (or a portion thereof) for a number of shares of Common Stock issuable upon such exercise of the Warrant, which when multiplied by the Market Price of the Common Stock, is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).
          (iii) Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five business days after the date of the Exercise Time. No fractional shares of Common Stock will be issued in connection with any exercise of this Warrant. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.
          (iv) The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.
          (v) The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof. The Company shall pay any recording, filing, stamp or similar tax which may be payable in respect of the preparation and delivery of such certificates.

          (vi) The Company may require, as a condition to exercise of this Warrant or to the delivery of certificates for shares of Common Stock issued hereunder, that the Registered Holder make provision for the payment to the Company, either pursuant to this Section 1B(vi) or Section 1B(vii), of federal, state or local taxes of any kind required by law to be withheld with respect to any delivery of shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Registered Holder, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any delivery of shares pursuant to the exercise of the Warrant.
          (vii) Unless otherwise determined by the Company’s Compensation Committee, the Registered Holder may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of this Warrant) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of this Warrant. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 1B(vii), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 1B(ii) with respect to the delivery or withholding of Common Stock in payment of the Exercise Price.
          (viii) The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.
          (ix) The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).
          (x) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.
          (xi) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock issuable upon the exercise of all outstanding Warrants. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrant.
          (xii) Upon any exercise of this Warrant, during such time as the shares of Common Stock issuable hereunder are not subject to an effective registration statement under the Registration Rights Agreement, the Company may require customary investment representations from the Registered Holder and the Purchaser to assure that the issuance of the Common Stock hereunder shall not require registration or qualification under the Securities Act or any state securities laws.
          1C. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto.
          Section 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.
          2A. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately decreased.
          2B. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) to insure that each of the Registered Holders of the Warrants shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holders’ rights and interests to insure that the provisions of this Section 2 and Sections 3 and 4 hereof shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of Warrants representing a majority of the Common Stock obtainable upon exercise of all of the Warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
          2C. Notices.
          (i) Promptly following any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.
          (ii) The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
          (iii) The Company shall also give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.
          Section 3. Liquidating Dividends. If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Company shall pay to the Registered Holder of this Warrant at the time of payment thereof the Liquidating Dividend which would have been paid to such Registered Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

          Section 4. Other Dividends or Distributions. If the Company declares or pays a dividend or other distribution upon the Common Stock in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) (a “Dividend or Distribution”), then (a) such Dividend or Distribution shall be allocated proportionately to the holders of outstanding Common Stock and holders of all Warrants as though all Warrants (and, to the extent required by the terms thereof, any other warrants, options or other rights to acquire shares of Common Stock) had been fully exercised immediately prior to the date on which a record was taken for such Dividend or Distribution, or, if no record was taken, the date as of which the record holders of Common Stock entitled to such dividends or distributions were determined, (b) except as otherwise provided in clause (c) hereof, the amount allocable to the holders of Warrants shall be deposited by the Company in a separate interest-bearing account concurrently with the payment of such Dividend or Distribution to the holders of Common Stock and the amount allocated to the Warrants, plus all accrued interest thereon, shall be paid to each holder promptly after each exercise of Warrants by such holder in the amount allocable to the Warrant Stock obtained by such holder upon exercise of such Warrants, or (c) upon written election of the holder on or before the date of the distribution of such Dividend, applied against the Exercise Price .
          Section 5. Exercise Events. This Warrant shall vest and be exercisable in equal amounts on the first, second and third anniversaries of the Date of Issuance, subject to (i) the Registered Holder’s continued employment with the Company on each vesting date, and (ii) the accelerating vesting and termination provisions in Section 6 below; provided that, notwithstanding anything to the contrary in this Agreement, in the event that the Registered Holder’s employment with the Company is terminated by the Company without Cause, the Registered Holder’s resigns for Good Cause or a Change of Control occurs, the Registered Holder shall be vested fully in this Warrant (each an “Exercise Event”). Any unvested Warrants shall be forfeited upon the termination of the Employment Agreement, except as provided in the immediately preceding proviso.
          Section 6. Termination of Exercise Rights. The exercise rights contained herein shall terminate:
a.	on the date that is 12 months after the Registered Holder’s death;

b.	in the case of the Registered Holder’s Disability, on the earlier of (i) the first anniversary of the Registered Holder’s termination of employment for Disability and (ii) 60 days after the date Registered Holder no longer has a Disability.

c.	On the date that is 180 days following the date of termination, if, within 12 months following a Change of Control, the Company terminates the Registered Holder’s employment without Cause or if the Registered Holder terminates his employment for Good Reason;

d.	on the date that is the 90th day after the date of termination of employment, other than (i) for a reason as stated in subsections (a), (b) or (c) above or (ii) in the case of termination for Cause, which shall cause this warrant and the rights exercisable hereunder to terminate immediately; or

e.	immediately in the case of a Substantial Corporate Change that is also a Change of Control, unless either (i) such termination would prevent use of “pooling of interest” accounting for a reorganization, merger or consolidation of the Company that the Board of Directors approves, or (ii) provision is made in writing in connection with a transaction for the assumption or continuation of this Warrant or the substitution for this Warrant is provided for by the successor entity, with appropriate adjustments as to the number and kind of shares of stock into which this Warrant is exercisable and prices, in which event this Warrant shall not be terminated; provided, however, that if the rights hereunder would otherwise terminate under the preceding clause and the Company considers that the fair market value of the Common Stock as a result of the Substantial Corporate Change exceeds or is likely to exceed the Exercise Price, the Company will provided either that (i) the Registered Holder will have the right, at such time before the completion of the transaction causing the termination as the Board of Directors reasonably designates, to exercise any unexercised portions of this Warrant, including those portions that the Change of Control will make exercisable; or (ii) cause the Company, or agree to allow the successor, to cancel this Warrant after payment to the Registered Holder of an amount in cash, cash equivalents, or successor equity interests substantially equal to the fair market value under the transaction minus the Exercise Price for the shares covered by this Warrant (and, where the Board of Directors determines it is appropriate, any required tax withholdings).
                Section 7. Definitions. The following terms have meanings set forth below:
                “Cause” shall have the meaning given such term in the Employment Agreement.
                “Change of Control” shall have the meaning set forth in the Employment Agreement.
                “Common Stock” means, collectively, the Company’s Common Stock, par value $0.01 per share, and any capital stock of any class of the Company hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.
                “Disability” shall have the meaning set forth in the Employment Agreement.
                “Employment Agreement” means that certain Employment Agreement, dated June 6, 2006, by and between the Company and Robert W. D’Loren.
                “Good Reason” shall have the meaning set forth in the Employment Agreement.
                “Market Price” means as to any security the average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Registered Holders of Warrants representing a majority of the Common Stock purchasable upon exercise of all the Warrants then outstanding; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the Common Stock purchasable upon exercise of all the Warrants then outstanding. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.
          “Options” means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.
          “Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.
          “Registration Rights Agreement” shall mean that certain Registration Rights Agreement between the Company and the stockholders listed on exhibit A thereto, dated the date hereof.
          “Substantial Corporate Change” shall have the meaning set forth in the Company’s 1999 Equity Incentive Plan.
          Section 8. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.
          Section 9. Warrant Not Transferable. This Warrant and all rights hereunder are not transferable, in whole or in part, except by will or by operation of applicable laws of descent and distribution, or as otherwise allowed by the Company in its sole discretion upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

          Section 10. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrants.”
          Section 11. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
          Section 12. Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).
          Section 13. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants.
          Section 14. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The corporation laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.
*   *   *   *   *

          IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

AETHER HOLDINGS, INC.

By:

	Name:	David S. Oros
	Its:	Chief Executive Officer

Attest:

David C. Reymann, Secretary

EXHIBIT I
EXERCISE AGREEMENT

To:	Dated:
          The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-___), hereby agrees to subscribe for the purchase of ___shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

Signature

Address

EXHIBIT II
ASSIGNMENT
     FOR VALUE RECEIVED, ______ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-___) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Witness